Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-203466) of Micromem Technologies Inc. of our report dated March 12, 2017 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

RSM Canada LLP (formerly Collins Barrow Toronto LLP)
Toronto, Canada
March 12, 2018